Exhibit 99.1

LAUREATE EDUCATION REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS

BALTIMORE, MARYLAND - March 28, 2017 - Laureate Education, Inc. (NASDAQ: LAUR), the global leader in higher education, today announced financial results for the fourth quarter and full year of 2016, and provided guidance for the full year 2017.

Fourth Quarter 2016 Highlights (compared to fourth quarter 2015):

•                  Total enrollments increased 2%, up 3% excluding asset dispositions

•                  Revenue increased 2% to $1,176 million; up 8% on an organic constant currency basis

•                  Operating income increased by 37% to $171 million

•                  Net income for the quarter was $38 million, as compared to a net loss of $16 million in the fourth quarter of 2015

•                  Adjusted EBITDA increased 25% to $285 million; up 34% on an organic constant currency basis

•                  Fourth quarter financial results benefited, in part, from the expected favorable timing impact related to the academic calendar (largely shifting timing of revenue and profits from the 2nd and 3rd quarter to the 4th quarter)

Year Ended December 31, 2016 Highlights (compared to year ended December 31, 2015):

•                  Revenue was down 1% to $4,244 million; up 6% on an organic constant currency basis

•                  Operating income increased by 14% to $383 million

•                  Net income for the year was $366 million, as compared to a net loss of $316 million in fiscal year 2015, partially due to gains from asset sales

•                  Adjusted EBITDA increased 9% to $766 million; up 12% on an organic constant currency basis

“Laureate is pleased to report strong operating and financial results for our fourth quarter and the full year of 2016,” said Doug Becker, Laureate founder, chairman and chief executive officer. “Our performance reflects our track record of delivering positive outcomes to our students while prioritizing accessibility and internationality, key factors for our continued success.”

“In many parts of the world, demand outweighs supply of quality higher education. With projected growth in the middle class population worldwide and limited government resources in many markets, our high-quality higher education institutions are well-positioned to meet this growing demand. And as a Public Benefit Corporation, we are committed to operating in a way that delivers strong outcomes to our students, employees and the communities we serve.”

Fourth Quarter 2016 Results

Total enrollments at December 31, 2016 grew 2% compared to December 31, 2015. Total enrollment growth reflects strong performance in certain Latin American markets (Peru, Mexico and Central America), partially offset by lower enrollment growth in Brazil related to the macroeconomic environment in Brazil and the reduction in the government student loan program in that market. Additionally, a planned strategic shift in AMEA and GPS to longer length of stay students with higher revenue and contribution margins affected growth rates during 2016. The sale of our business units in France (Europe segment) and Switzerland (GPS segment) resulted in the removal of those students from our enrollment base at December 31, 2016. Excluding the impact from the dispositions of France and Switzerland, total enrollment at December 31, 2016 increased by 3% compared to December 31, 2015.

Revenue in the fourth quarter of 2016 was $1,176 million, a 2% increase compared to the fourth quarter of 2015. Operating income increased 37% compared to the fourth quarter of 2015. Net income was $38 million compared to a net loss of $16 million in the fourth quarter of the prior year. Diluted earnings per share were $0.27 per share for the fourth quarter of 2016.

Adjusted EBITDA was $285 million in the fourth quarter of 2016, a 25% increase compared to the fourth quarter of 2015. On an organic (i.e., excluding acquisitions and asset dispositions) constant currency basis, revenue increased 8% and Adjusted EBITDA increased 34% compared to the fourth quarter of 2015. The fourth quarter of 2016 benefited, in part, from favorable timing impacts related to changes in our academic calendar. Therefore, the full year fiscal 2016 results are more indicative of run-rate operational growth rates.

Laureate ended the fourth quarter of 2016 with $465 million of cash on hand and $790 million in liquidity, including Laureate’s undrawn revolver. As of December 31, 2016, Laureate had $4.0 billion of gross debt and $3.6 billion net debt. Pro forma for: (i) the receipt of $457 million of net proceeds from Laureate’s initial public offering (the “IPO’’), which closed on February 6, 2017, (ii) the receipt of the remaining funds ($55 million, net) in January 2017 from the issuance of shares of our Series A Preferred Stock, and (iii) the conversion of $250 million aggregate principal amount of our 9.250% Senior Notes due 2019 which are contractually obligated to be exchanged for shares of our Class A common stock (the “Exchange Notes’’) within 366 days of the closing of our IPO, based on a conversion price of $14.00 per share of Class A common stock (the price per share to the public in our IPO); net debt was $2.8 billion and net leverage (net debt / Adjusted EBITDA pro-forma for asset divestitures) was 3.8x.

Year-to-Date 2016 Performance

For our fiscal year 2016, revenue was $4,244 million, a 1% decrease compared to fiscal year 2015. Operating income increased 14% compared to our fiscal year 2015. Net income for our fiscal year 2016 was $366 million compared to a net loss of $316 million in the prior year, affected by a $407 million gain on sale of subsidiaries. Diluted earnings per share were $2.76 per share for the fiscal year 2016.

Adjusted EBITDA was $766 million for the fiscal year 2016, a 9% increase compared to the fiscal year 2015. On an organic (i.e. excluding acquisitions and asset dispositions) constant currency basis, revenue increased 6% and Adjusted EBITDA increased 12%.

Outlook for Fiscal 2017

Laureate is providing the following financial guidance for full-year 2017. The guidance for 2017 reflects the impact from the sale of our French and Swiss assets in 2016, which will unfavorably impact both year-over-year Revenue and Adjusted EBITDA by approximately (3%). Additionally, currency translation from foreign exchange rates, based on current rates, is expected to cause a (1%) reduction year-over-year in 2017 for Adjusted EBITDA, with no material impact on Revenue expected.

Based on the current foreign exchange spot rates(1), Laureate expects its organic (i.e., excluding acquisitions and asset dispositions) performance to be as follows:

•                  Total enrollments of 1,064,000 to 1,080,000, representing 2.0-3.5% growth as compared to December 31, 2016

•                  Revenues of $4,287 million to $4,348 million, representing 4.5-6.0% organic (pro forma for asset disposition in 2016) constant currency growth

•                  Adjusted EBITDA of $789 million to $804 million, representing 8.0-10.0% organic (pro forma for asset disposition in 2016) constant currency growth

•                  Capex spending at 7% to 8% of revenues to support growth initiatives and ongoing maintenance

•                  Total Class A shares outstanding to increase by approximately 55.7 million upon conversion of the Exchange Notes and $400 million of shares of Series A Preferred Stock (assuming payment-in-kind dividends), in each case within 366 days of the closing of our IPO, based on a conversion price of $14.00 per share of Class A common stock, the price per share to the public in our IPO

•                  Reported earnings per share in 2017 to be affected by a $290-$300 million charge to earnings per share related to accounting for the non-cash beneficial redemption and conversion features due to the terms of the shares of Series A Preferred Stock

(1) Based on actual FX rates for January-February 2017, and current spot FX rates (local currency per US dollar) of MXN 19.03, BRL 3.08, CLP 661.00, PEN 3.25, EUR 0.93 for March - December 2017. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2017 net income and a reconciliation of the forward-looking 2017 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook

Supplemental Information

Laureate has provided supplemental financial information in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the ‘‘SEC’’) on March 28, 2017.

Conference Call

Laureate will host an earnings conference call today at 5:00 pm ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and request to join the Laureate conference call. Replays of the entire call will be available through April 4, 2017 at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 77599064.

The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance, estimated and projected Adjusted EBITDA and earnings, costs, expenditures (including capital expenditures), cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in the ‘‘Risk Factors” section of our Rule 424(b) prospectus filed with the SEC on February 2, 2017, our Annual Report on Form 10-K to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across 70 institutions in 25 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a U.S. Public Benefit Corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 4Q 2016	YTD 4Q 2015	Change	As of 12/31/2016	As of 12/31/2015	Change
LatAm	401,300	393,200	2%	823,600	793,600	4%
Europe (1)	24,900	25,400	(2)%	61,700	62,800	(2)%
AMEA	39,800	42,700	(7)%	85,700	83,800	2%
GPS (1)	41,700	43,200	(3)%	72,200	80,900	(11)%
Laureate	507,700	504,500	1%	1,043,200	1,021,100	2%

(1) Enrollments affected by the sale of two business units in France (Europe segment) and Switzerland (GPS segment) during 2016. Excluding the impact from the dispositions of those assets, Total Enrollment for Laureate at December 31, 2016 increased by 3% compared to December 31, 2015.

Consolidated Statements of Operations

	For the three months ended December 31,			For the year ended December 31,
IN MILLIONS	2016(2)	2015	Change	2016(2)	2015	Change
Revenues	$1,175.9	$1,150.5	$25.4	$4,244.2	$4,291.7	$(47.5)
Costs and expenses:
Direct costs	917.5	965.0	(47.5)	3,615.3	3,760.0	(144.7)
General and administrative expenses	63.9	60.6	3.3	222.5	194.7	27.8
Loss on impairment of assets	23.5	—	23.5	23.5	—	23.5
Operating income	171.0	124.9	46.0	382.9	337.0	45.9
Interest income	5.4	3.4	2.0	18.7	13.3	5.3
Interest expense	(107.6)	(97.9)	(9.7)	(421.9)	(398.0)	(23.9)
Loss on debt extinguishment	—	—	—	(17.4)	(1.3)	(16.1)
Gain (loss) on derivatives	2.2	—	2.1	(6.1)	(2.6)	(3.5)
Other income (expense), net	1.9	(1.1)	2.9	0.9	0.2	0.7
Foreign currency exchange (loss) gain, net	(12.8)	(9.8)	(3.1)	67.5	(149.2)	216.6
Gain on sales of subsidiaries, net	8.1	—	8.1	406.6	—	406.6
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	68.1	19.6	48.5	431.1	(200.6)	631.7
Income tax expense	(29.8)	(36.1)	6.4	(65.0)	(117.7)	52.7
Equity in net income of affiliates, net of tax	0.1	0.4	(0.3)	0.1	2.5	(2.4)
Net income (loss)	38.5	(16.1)	54.6	366.2	(315.8)	682.0
Net loss (income) attributable to noncontrolling interests	2.8	(0.5)	3.4	5.7	(0.4)	6.1
Net income (loss) attributable to Laureate Education, Inc.	$41.3	$(16.7)	$58.0	$371.8	$(316.2)	$688.1

Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share	$0.27	$(0.16)	$0.43	$2.78	$(2.44)	$5.22
Diluted earnings (loss) per share	$0.27	$(0.16)	$0.43	$2.76	$(2.44)	$5.20

(2) Financial results for 2016 as compared to 2015 were affected by the sale of two business units in France (Europe segment) and Switzerland (GPS segment) during 2016.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the three months ended December 31,	2016	2015	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
LATAM	$703.7	$640.4	10%	9%	$63.3	$57.3	$—	$6.0
Europe	148.6	165.2	(10)%	10%	(16.6)	16.2	(27.4)	(5.4)
AMEA	121.5	109.2	11%	11%	12.3	12.1	—	0.2
GPS	202.6	242.0	(16)%	2%	(39.4)	5.3	(44.5)	(0.2)
Corporate & Eliminations	(0.5)	(6.2)	92%	92%	5.7	5.7	—	—
Total Revenues	1,175.9	1,150.5	2%	8%	25.4	96.7	(71.9)	0.6

Adjusted EBITDA
LATAM	171.3	140.5	22%	23%	30.8	32.5	—	(1.7)
Europe	57.9	54.8	6%	29%	3.1	15.9	(9.9)	(2.9)
AMEA	23.5	12.0	96%	97%	11.5	11.5	—	—
GPS	68.3	51.7	32%	43%	16.6	22.3	(5.5)	(0.2)
Corporate & Eliminations	(36.1)	(31.5)	(15)%	(15)%	(4.6)	(4.6)	—	—
Total Adjusted EBITDA	$284.8	$227.5	25%	34%	$57.3	$77.5	$(15.4)	$(4.8)

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

IN MILLIONS

			% Change		$ Variance Components
For the year ended December 31,	2016	2015	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Acq/Div.	FX
Revenues
LATAM	$2,442.0	$2,415.6	1%	7%	$26.4	$176.9	$—	$(150.5)
Europe	480.4	486.2	(1)%	9%	(5.8)	42.1	(35.3)	(12.6)
AMEA	431.3	422.1	2%	6%	9.2	23.7	—	(14.5)
GPS	900.5	979.9	(8)%	1%	(79.4)	13.9	(90.5)	(2.8)
Corporate & Eliminations	(10.0)	(12.3)	19%	19%	2.3	2.3	—
Total Revenues	4,244.2	4,291.7	(1)%	6%	(47.5)	258.7	(125.8)	(180.4)

Adjusted EBITDA
LATAM	500.7	463.7	8%	9%	37.0	41.6	—	(4.6)
Europe	83.6	78.4	7%	21%	5.2	16.6	(7.1)	(4.3)
AMEA	59.9	49.9	20%	23%	10.0	11.5	—	(1.5)
GPS	257.8	226.8	14%	16%	31.0	36.9	(5.5)	(0.4)
Corporate & Eliminations	(136.4)	(115.4)	(18)%	(18)%	(21.0)	(21.0)	—	—
Total Adjusted EBITDA	$765.6	$703.4	9%	12%	$62.2	$85.6	$(12.6)	$(10.8)

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures.

Consolidated Balance Sheets

IN MILLIONS

December 31,	2016	2015	Change
Assets
Cash and cash equivalents	$465.0	$458.7	$6.3
Receivables (current), net	334.8	326.2	8.7
Other current assets	426.0	350.8	75.2
Property and equipment, net	2,151.6	2,290.9	(139.3)
Goodwill and other intangible assets	3,288.8	3,529.2	(240.4)
Other long-term assets	436.8	483.3	(46.5)
Total assets	$7,103.0	$7,439.1	$(336.2)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$695.2	$721.0	$(25.9)
Deferred revenue and student deposits	362.9	482.7	(119.8)
Total long-term debt, including current portion	3,808.4	4,511.3	(702.9)
Total due to shareholders of acquired companies, including current portion	210.9	186.7	24.2
Other liabilities	1,004.3	1,130.3	(126.0)
Total liabilities	6,081.7	7,032.0	(950.4)
Convertible redeemable preferred stock	333.0	—	333.0
Redeemable noncontrolling interests and equity	23.9	51.7	(27.9)
Total stockholders’ equity	664.4	355.4	309.0
Total liabilities and stockholders’ equity	$7,103.0	$7,439.1	$(336.2)

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2016	2015	Change
Cash flows from operating activities
Net income (loss)	$366.2	$(315.8)	$682.0
Depreciation and amortization	264.9	282.9	(18.1)
(Gain) loss on sale of subsidiaries and disposal of property and equipment	(408.7)	(5.1)	(403.5)
Loss (gain) on derivative instruments	4.7	2.0	2.7
Loss on debt extinguishment	17.4	0.3	17.0
Unrealized foreign currency exchange (gain) loss	(67.9)	124.5	(192.4)
Income tax receivable/payable, net	(36.8)	13.7	(50.4)
Working capital, excluding tax accounts	(164.8)	(121.1)	(43.7)
Other non-cash adjustments	209.6	189.2	20.5
Net cash provided by operating activities	184.6	170.5	14.1
Cash flows from investing activities
Purchase of property and equipment and land use rights	(240.3)	(344.1)	103.8
Expenditures for deferred costs	(16.4)	(22.8)	6.4
Receipts from sale of subsidiaries and property and equipment, net of cash sold	554.4	204.1	350.4
Settlement of derivatives related to sale of subsidiaries	(5.7)	—	(5.7)
Business acquisitions, net of cash acquired	—	(6.7)	6.7
Proceeds from affiliates	—	5.0	(5.0)
Investing other, net	(22.9)	(9.2)	(13.6)
Net cash provided by (used in) investing activities	269.2	(173.6)	442.9
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(712.6)	100.5	(813.0)
Payments of deferred purchase price for acquisitions	(22.2)	(25.6)	3.3
Payments to purchase noncontrolling interests	(25.7)	(5.4)	(20.3)
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	329.1	—	329.1
Financing other, net	(14.4)	(35.1)	20.7
Net cash (used in) provided by financing activities	(445.7)	34.4	(480.1)
Effects of exchange rate changes on cash	(1.8)	(34.2)	32.4
Net change in cash and cash equivalents	6.3	(2.9)	9.2
Cash and cash equivalents at beginning of period	458.7	461.6	(2.9)
Cash and cash equivalents at end of period	$465.0	$458.7	$6.3
Liquidity (including Undrawn Revolver)	$790.0	$539.4	$250.6

Non-GAAP Reconciliations

	For the three months ended December 31,			For the year ended December 31,
IN MILLIONS	2016	2015	Change	2016	2015	Change
Net income (loss)	$38.5	$(16.1)	$54.6	$366.2	$(315.8)	$682.0
Plus:
Equity in net income of affiliates, net of tax	(0.1)	(0.4)	0.3	(0.1)	(2.5)	2.4
Income tax expense (benefit)	29.8	36.1	(6.4)	65.0	117.7	(52.7)
Income (loss) from continuing operations before income taxes and equity in net income of affiliates	68.1	19.6	48.5	431.1	(200.6)	631.7
Plus:
Gain on sales of subsidiaries, net	(8.1)	—	(8.1)	(406.6)	—	(406.6)
Foreign currency exchange (gain) loss, net	12.8	9.8	3.1	(67.5)	149.2	(216.6)
Other (income) expense, net	(1.9)	1.1	(2.9)	(0.9)	(0.2)	(0.7)
Loss on derivatives	(2.2)	—	(2.1)	6.1	2.6	3.5
Loss on debt extinguishment	—	—	—	17.4	1.3	16.1
Interest expense	107.6	97.9	9.7	421.9	398.0	23.9
Interest income	(5.4)	(3.4)	(2.0)	(18.7)	(13.3)	(5.3)
Operating income	171.0	124.9	46.0	382.9	337.0	45.9
Plus:
Depreciation and amortization	62.1	73.6	(11.4)	264.9	282.9	(18.1)
EBITDA	233.1	198.5	34.6	647.8	619.9	27.9
Plus:
Stock-based compensation expense (a)	9.9	11.8	(1.9)	38.8	39.0	(0.2)
Loss on impairment of assets (b)	23.5	—	23.5	23.5	—	23.5
EiP implementation expenses (c)	18.4	17.3	1.1	55.6	44.5	11.1
Adjusted EBITDA	$284.8	$227.5	$57.3	$765.6	$703.4	$62.2

(a) Represents non-cash, stock-based compensation expense pursuant to the provisions of ASC Topic 718.

(b) Represents non-cash charges related to impairments of goodwill.

(c) Excellence in Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources, which began in 2014 and is expected to be substantially completed by the end of 2017. EiP includes the establishment of regional shared services organizations around the world, as well as improvements to our system of internal controls over financial reporting.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

Adam.Smith@laureate.net

U.S.: +1 (866) 452 8732 / International: +1 (410) 843 6100

Source: Laureate Education, Inc.